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                                                                    EXHIBIT 99.1




Media Contacts:    Ellen Ciuzio
                   International Home Foods, Inc.
                   (973) 359-3876
                   Mark A. Semer or Roy Winnick
                   Kekst and Company
                   (212) 521-4802 or 4842

Investor Contact:  Lynne Misericordia
                   International Home Foods, Inc.
                   (973) 359-3195

         INTERNATIONAL HOME FOODS, INC. ANNOUNCES STEPS TO REDUCE COSTS AND IMPROVE OPERATING EFFICIENCIES, AND RELATED ONE-TIME CHARGES

PARSIPPANY, N.J., September 25, 1998 -- As part of its strategy to reduce costs and improve operating efficiencies, International Home Foods, Inc. (NYSE: IHF) today announced a series of steps that include the closing of its Vacaville, California and Clearfield, Utah facilities and the redeployment of the production equipment from the closed facilities into the Company's remaining operations. Reflecting these actions, the Company will record a one-time pre-tax special charge of approximately $41 million in the third quarter of 1998, approximately $30 million of which represents non-cash charges, primarily for the write-down of property, plant and equipment to estimated net realizable value. In addition, the Company anticipates cash charges of approximately $9 million for severance and related benefit costs for employees affected by these actions, and approximately $2 million in facility closure costs.

IHF expects to close the Vacaville production facility in December 1998 and the adjacent distribution center in the first quarter of 1999. Production of a majority of the products currently manufactured at the Vacaville facility will be shifted to other IHF facilities, mainly Milton, Pennsylvania. IHF will outsource the production of tomato paste and will enter into a third-party manufacturing agreement for the production of Ro*Tel(R) diced tomatoes, both of which are currently manufactured at the Vacaville facility. The Clearfield, Utah facility, where IHF currently manufactures Campfire(R) products, will be closed in the first quarter of 1999. The manufacturing of these products will be transferred to the Lakeville, Minnesota facility that was recently acquired as part of the Grist Mill acquisition. The Company anticipates that it will incur approximately $3 million of additional non-capitalizable expenses as the transfer and installation of the relocated equipment occurs. It is expected that the entire process will be completed by the end of 1999.

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In addition to the above-mentioned special charge, the Company also announced a one-time, non-cash pre-tax charge totaling $78 million in the third quarter of 1998 related to the write-down of goodwill of its Polaner(R) fruit spreads brand ($30 million) and its Campfire(R) crisped rice snack bar brand ($48 million). Both brands have been impacted by continued retail category sales declines, which have further deteriorated in recent periods. The current and projected sales trends and the resulting impact on the brands' future profitability have impaired the valuation of their long-lived assets, necessitating an adjustment to goodwill so that it approximates each brand's fair value.

C. Dean Metropoulos, Chairman and Chief Executive Officer of International Home Foods, said: "The operational steps announced today were initiated after a thorough review of IHF's facilities and, when fully implemented, are expected to result in annualized pre-tax savings of approximately $18 million, excluding the effect of the goodwill write-down. We regret the impact this decision will have on the affected employees and are working hard to ensure that their transition is as smooth as possible by providing certain separation benefits."

Statements contained in this press release which are not historical facts are forward-looking statements. Such forward-looking statements are necessarily estimates reflecting the best judgment of the party making such statements based upon current information and involve a number of risks and uncertainties. Forward-looking statements contained in this press release or in other public statements of the parties should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

International Home Foods, Inc. is a nationally prominent manufacturer, distributor and marketer of food products. Its significant established brands include Chef Boyardee(R) prepared foods, Bumble Bee(R) and Orleans(R) canned seafood, PAM(R) cooking spray, Libby's(R) canned meats, Polaner(R) fruit spreads and spices, Gulden's(R) mustard, Crunch `n Munch(R) glazed popcorn, Campfire(R) marshmallows and crisped rice bars, Ro*Tel(R) tomatoes with green chilies, Dennison's(R) chili and Ranch Style(R) and Luck's(R) beans.

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